Exhibit 4.1





                         CREDIT AGREEMENT

                   dated as of January 1, 1997,

                           by and among

                         WLR FOODS, INC.,

                           as Borrower,

                       WAMPLER FOODS, INC.

                               and

                 CASSCO ICE & COLD STORAGE, INC.,

                          as Guarantors,

                 the Lenders referred to herein,

                               and

                    FIRST UNION NATIONAL BANK
                           OF VIRGINIA,
                             as Agent




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                        TABLE OF CONTENTS

                                                             Page

                            ARTICLE I

                           DEFINITIONS  . . . . . . . . . . .   1

     SECTION 1.1    Definitions . . . . . . . . . . . . . . .   1
     SECTION 1.2    General . . . . . . . . . . . . . . . . .  14
     SECTION 1.3    Other Definitions and Provisions  . . . .  14

                            ARTICLE II

                         CREDIT FACILITY  . . . . . . . . . .  14

     SECTION 2.1    Revolving Credit Loans  . . . . . . . . .  14
     SECTION 2.2    Procedure for Advances of Revolving Loans  14
     SECTION 2.3    Repayment of Loans  . . . . . . . . . . .  15
     SECTION 2.4    Notes . . . . . . . . . . . . . . . . . .  16
     SECTION 2.5    Permanent Reduction of the Aggregate
                    Revolving Commitment  . . . . . . . . . .  16
     SECTION 2.6    Termination of Credit Facility  . . . . .  17
     SECTION 2.7    Use of Proceeds . . . . . . . . . . . . .  17

                           ARTICLE III

                    LETTER OF CREDIT FACILITY . . . . . . . .  17

     SECTION 3.1    L/C Commitment  . . . . . . . . . . . . .  17
     SECTION 3.2    Procedure for Issuance of Letters of
                    Credit  . . . . . . . . . . . . . . . . .  18
     SECTION 3.3    Commissions and Other Charges . . . . . .  18
     SECTION 3.4    L/C Participation . . . . . . . . . . . .  19
     SECTION 3.5    Reimbursement Obligation of the Borrower   20
     SECTION 3.6    Obligations Absolute  . . . . . . . . . .  21
     SECTION 3.7    Effect of Application . . . . . . . . . .  21
     SECTION 3.8    Existing Letters of Credit  . . . . . . .  21

                            ARTICLE IV

                     GENERAL LOAN PROVISIONS  . . . . . . . .  22

     SECTION 4.1    Interest  . . . . . . . . . . . . . . . .  22
     SECTION 4.2    Notice and Manner of Conversion or
                    Continuation of Loans . . . . . . . . . .  25
     SECTION 4.3    Facility, Commitment and Agency Fees  . .  25
     SECTION 4.4    Manner of Payment . . . . . . . . . . . .  27
     SECTION 4.5    Crediting of Payments and Proceeds  . . .  27
     SECTION 4.6    Nature of Obligations of Lenders
                    Regarding Extensions of Credit;
                    Assumption by the Agent . . . . . . . . .  28

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     SECTION 4.7    Changed Circumstances . . . . . . . . . .  28
     SECTION 4.8    Indemnity . . . . . . . . . . . . . . . .  30
     SECTION 4.9    Capital Requirements  . . . . . . . . . .  31
     SECTION 4.10   Taxes . . . . . . . . . . . . . . . . . .  31

                            ARTICLE V

           CLOSING; CONDITIONS OF CLOSING AND BORROWING . . .  33

     SECTION 5.1    Closing . . . . . . . . . . . . . . . . .  33
     SECTION 5.2    Conditions to Closing and Initial
                    Extensions of Credit  . . . . . . . . . .  33
     SECTION 5.3    Conditions to All Loans and Letters of
                    Credit  . . . . . . . . . . . . . . . . .  36

                            ARTICLE VI

          REPRESENTATIONS AND WARRANTIES OF THE BORROWER  . .  37

     SECTION 6.1    Representations and Warranties  . . . . .  37
     SECTION 6.2    Survival of Representations and
                    Warranties Etc  . . . . . . . . . . . . .  44

                           ARTICLE VII

                FINANCIAL INFORMATION AND NOTICES . . . . . .  45

     SECTION 7.1    Financial Statements and Projections  . .  45
     SECTION 7.2    Officer's Compliance Certificate  . . . .  46
     SECTION 7.3    Accountants' Certificate  . . . . . . . .  46
     SECTION 7.4    Other Reports . . . . . . . . . . . . . .  47
     SECTION 7.5    Notice of Litigation and Other Matters  .  47
     SECTION 7.6    Accuracy of Information . . . . . . . . .  49

                           ARTICLE VIII

                      AFFIRMATIVE COVENANTS . . . . . . . . .  49

     SECTION 8.1    Preservation of Corporate Existence and
                    Related Matters . . . . . . . . . . . . .  49
     SECTION 8.2    Maintenance of Property . . . . . . . . .  49
     SECTION 8.3    Insurance . . . . . . . . . . . . . . . .  49
     SECTION 8.4    Accounting Methods and Financial Records   50
     SECTION 8.5    Payment and Performance of Obligations  .  50
     SECTION 8.6    Compliance With Laws and Approvals  . . .  50
     SECTION 8.7    Environmental Laws  . . . . . . . . . . .  50
     SECTION 8.8    Compliance with ERISA . . . . . . . . . .  51
     SECTION 8.9    Compliance With Agreements  . . . . . . .  51
     SECTION 8.10   Conduct of Business . . . . . . . . . . .  51
     SECTION 8.11   Visits and Inspections  . . . . . . . . .  51
     SECTION 8.12   Further Assurances  . . . . . . . . . . .  52
     SECTION 8.13   Meeting with Lenders  . . . . . . . . . .  52

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                            ARTICLE IX

                       FINANCIAL COVENANTS  . . . . . . . . .  52

     SECTION 9.1    Fixed Charge Coverage Ratio . . . . . . .  52
     SECTION 9.2    Minimum Tangible Net Worth  . . . . . . .  53
     SECTION 9.3    Maximum Debt to Capitalization Ratio  . .  53
     SECTION 9.4    Current Ratio . . . . . . . . . . . . . .  53

                            ARTICLE X

                        NEGATIVE COVENANTS  . . . . . . . . .  53

     SECTION 10.1   Limitations on Debt . . . . . . . . . . .  53
     SECTION 10.2   Limitations on Contingent Obligations . .  54
     SECTION 10.3   Limitations on Liens  . . . . . . . . . .  54
     SECTION 10.4   Limitations on Acquisitions . . . . . . .  55
     SECTION 10.5   Limitations on Mergers and Liquidation  .  56
     SECTION 10.6   Limitations on Sale of Assets . . . . . .  56
     SECTION 10.7   Transactions with Affiliates  . . . . . .  56
     SECTION 10.8   Certain Accounting Changes  . . . . . . .  57
     SECTION 10.9   Compliance with ERISA . . . . . . . . . .  57
     SECTION 10.10  More Restrictive Agreements . . . . . . .  57
     SECTION 10.11  Transfers to Subsidiaries . . . . . . . .  58

                            ARTICLE XI

                       DEFAULT AND REMEDIES . . . . . . . . .  58

     SECTION 11.1   Events of Default . . . . . . . . . . . .  58
     SECTION 11.2   Remedies  . . . . . . . . . . . . . . . .  61
     SECTION 11.3   Rights and Remedies Cumulative;
                    Non-Waiver; etc.  . . . . . . . . . . . .  62

                           ARTICLE XII

                            THE AGENT . . . . . . . . . . . .  62

     SECTION 12.1   Appointment . . . . . . . . . . . . . . .  62
     SECTION 12.2   Delegation of Duties  . . . . . . . . . .  63
     SECTION 12.3   Exculpatory Provisions  . . . . . . . . .  63
     SECTION 12.4   Reliance by the Agent . . . . . . . . . .  63
     SECTION 12.5   Notice of Default . . . . . . . . . . . .  64
     SECTION 12.6   Non-Reliance on the Agent and Other
                    Lenders . . . . . . . . . . . . . . . . .  64
     SECTION 12.7   Indemnification . . . . . . . . . . . . .  65
     SECTION 12.8   The Agent in Its Individual Capacity  . .  65
     SECTION 12.9   Resignation of the Agent; Successor Agent  66





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                           ARTICLE XIII

                          MISCELLANEOUS . . . . . . . . . . .  66

     SECTION 13.1   Notices . . . . . . . . . . . . . . . . .  66
     SECTION 13.2   Expenses  . . . . . . . . . . . . . . . .  68
     SECTION 13.3   Set-off . . . . . . . . . . . . . . . . .  68
     SECTION 13.4   Governing Law . . . . . . . . . . . . . .  69
     SECTION 13.5   Consent to Jurisdiction . . . . . . . . .  69
     SECTION 13.6   Waiver of Punitive Damages; Waiver of
                    Jury Trial  . . . . . . . . . . . . . . .  69
     SECTION 13.7   Reversal of Payments  . . . . . . . . . .  69
     SECTION 13.8   Injunctive Relief . . . . . . . . . . . .  70
     SECTION 13.9   Accounting Matters  . . . . . . . . . . .  70
     SECTION 13.10  Successors and Assigns; Participations  .  70
     SECTION 13.11  Amendments, Waivers and Consents; Renewal  73
     SECTION 13.12  Performance of Duties . . . . . . . . . .  74
     SECTION 13.13  Indemnification . . . . . . . . . . . . .  74
     SECTION 13.14  All Powers Coupled with Interest  . . . .  74
     SECTION 13.15  Survival of Indemnities . . . . . . . . .  75
     SECTION 13.16  Titles and Captions . . . . . . . . . . .  75
     SECTION 13.17  Severability of Provisions  . . . . . . .  75
     SECTION 13.18  Counterparts  . . . . . . . . . . . . . .  75
     SECTION 13.19  Term of Agreement . . . . . . . . . . . .  75
     SECTION 13.20  Adjustments . . . . . . . . . . . . . . .  75

                           ARTICLE XIV

                             GUARANTY . . . . . . . . . . . .  76

     SECTION 14.1   Guaranty of Obligations . . . . . . . . .  76
     SECTION 14.2   Waivers . . . . . . . . . . . . . . . . .  76
     SECTION 14.3   Forbearance and Modifications . . . . . .  76
     SECTION 14.4   Continuing Liability  . . . . . . . . . .  77
     SECTION 14.5   Subrogation . . . . . . . . . . . . . . .  77
     SECTION 14.6   Subordination . . . . . . . . . . . . . .  78
     SECTION 14.7   Further Guaranties  . . . . . . . . . . .  78
     SECTION 14.8   Additional Guarantors . . . . . . . . . .  78















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EXHIBITS

Exhibit A - Form of Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Notice of Conversion/Continuation

Exhibit D - Form of Officer's Certificate

Exhibit E - Form of Assignment and Acceptance

Exhibit F - Form of Account Designation Direction

Exhibit G - Form of Repayment Notice

Exhibit H - Form of Letter of Credit Application


SCHEDULES

Schedule 6.1(a) - Jurisdictions of Organization and Qualification to Do Business as Foreign Corporation

Schedule 6.1(b) - Subsidiaries and Capitalization

Schedule 6.1(j) - ERISA Plans

Schedule 6.1(v) - Litigation

Schedule 10.3(f) - Existing Liens


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     CREDIT AGREEMENT, dated as of the 1st day of January, 1997, by and among WLR FOODS, INC., a corporation organized under the laws of Virginia (the "Borrower"), WAMPLER FOODS, INC. and CASSCO ICE & COLD STORAGE, INC., both corporations organized under the laws of Virginia (collectively, the "Guarantors"), the Lenders who are or may become a party to this Agreement, and FIRST UNION NATIONAL BANK OF VIRGINIA, as Agent for the Lenders.

                       STATEMENT OF PURPOSE

     The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "Account Designation Direction" means either (a) a direction, in the form attached hereto as Exhibit F, appropriately completed and signed by the Borrower, which specifies the account to which the Agent is to disburse the proceeds of borrowings pursuant to Section 2.2(b), or (b) a comparable direction, appropriately completed, contained in a Notice of Borrowing.

     "Affiliate" means, with respect to any Person (the "First Person"), any other Person (other than a Subsidiary of the First Person) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the First Person or any of its Subsidiaries. The term "control" means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agent" means First Union in its capacity as Agent hereunder, and any successor thereto appointed pursuant to
Section 12.9.

     "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 13.1.


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     "Aggregate Commitment" means the aggregate amount of the
Lenders' Commitments hereunder, as such amount may be reduced at any time or from time to time pursuant to Section 2.5. On the Closing Date, the Aggregate Commitment shall be One Hundred Sixty Million Dollars ($160,000,000).

     "Agreement" means this Credit Agreement, as amended or modified from time to time.

     "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

     "Applicable Margin" shall have the meaning assigned thereto in Section 4.1(c).

     "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing
Lender to issue a Letter of Credit.

     "Assignment and Acceptance" shall have the meaning assigned thereto in Section 13.10.

     "Available Commitment" means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's
Commitment over (b) such Lender's Extensions of Credit.

     "Base Rate" means, at any time, the higher of (a) the Prime
Rate or (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal
Funds Rate.

     "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

     "Borrower" means WLR Foods, Inc, a Virginia corporation, in its capacity as borrower hereunder.

     "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and London, England, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

     "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that would, in accordance with GAAP, be

M#368727                         2
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required to be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Change in Control" shall have the meaning assigned thereto in Section 11.1(m).

     "Closing Date" means the date of this Agreement or such later Business Day upon which the Notes are originally executed and delivered to the Lenders.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

     "Commitment" means, as to any Lender at any time, the obligation of such Lender to make Revolving Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount so identified beneath such Lender's name on the signature pages hereof, as the same may be reduced or modified at any time or from time to time pursuant to Sections 2.5 and 13.10.

     "Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to
(b) the Aggregate Commitment of all of the Lenders, expressed as a percentage.

     "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP; provided that, if (a) any amount is to be determined hereunder on a consolidated basis, (b) under GAAP, an entity which is not a Guarantor would be consolidated with the Borrower, and (c) the Borrower and/or one or more of the Guarantors do not, directly or indirectly, own more than 50% of the ownership interest in such entity, then such amount shall be determined as though such entity were not a Subsidiary and were not consolidated with the Borrower. All financial statements delivered pursuant to this Agreement shall be prepared without consolidating such entity with the Borrower or shall include schedules which clearly reflect the amounts which would have been shown on such financial statements had such financial statements been so prepared.

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     "Contingent Obligation" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

     "Credit Facility" means the collective reference to the Revolving Credit Facility and the L/C Facility.

     "Debt" means, with respect to the Borrower and its Subsidiaries at any date and without duplication, Capital Leases and debt incurred, guaranteed (whether directly or indirectly) or assumed for money borrowed or for the deferred (for sixty days or more) purchase price of property or services purchased, excluding
(a) accounts payable (other than for borrowed money), deferred compensation payable to current or former employees and other accrued expenses incurred in the ordinary course of business if the same are not overdue in a material amount or are being contested in good faith and by appropriate proceedings and (b) the Repurchase Obligation. Debt shall include all obligations of the Borrower or any of its Subsidiaries pursuant to Derivative Agreements entered into for speculative purposes but shall not include any obligations pursuant to Derivative Agreements entered into in the ordinary course of business for the purpose of mitigating risk.

     "Debt Ratio" means the ratio of (a) Total Debt to (b) the sum of (i) the shareholders' equity (determined by treating the Repurchase Obligation as part of the Borrower's shareholders' equity) of the Borrower and its Subsidiaries, determined on a Consolidated basis, and (ii) Total Debt.

     "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     "Derivative Agreement" means any agreement with respect to any exchange-traded or over-the-counter transaction, contract,

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instrument, security, obligation or undertaking of whatever nature that constitutes (in whole or in part) a forward, future, option, foreign exchange, swap, cap, collar, floor or combination thereof, or anything similar to any of the foregoing, whether for physical delivery or cash settlement, which is entered into for any purpose, whether to hedge or to speculate, including (without limitation) any of the foregoing which relates to any interest rate or index; currency; currency exchange rate or index; debt security, price or index; depositary instrument, price or index; equity security, price or index; or commodity or natural resource price or index.

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000 and whose senior debt is rated BBB or higher by Standard & Poor's Ratings Group (or has a comparable rating from another rating agency), (b) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder, that has total assets in excess of $1,000,000,000 and whose senior debt is rated BBB or higher by Standard & Poor's Ratings Group (or has a comparable rating from another rating agency), (c) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (e) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Agent.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

     "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response,

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Compensation, and Liability Act (42 U.S.C. Section 9601 et. seq.), the
Hazardous Material Transportation Act (49 U.S.C. Section 331 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et. seq.), and the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the rules and regulations promulgated under each of these statutes, each as amended or modified from time to time.

     "ERISA" means the Employee Retirement Income Security Act of
1974, and the rules and regulations thereunder, each as amended or modified from time to time.

     "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of
Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of
ERISA.

     "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     "Event of Default" means any of the events specified in
Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

     "Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding and
(b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

     "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate

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at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

     "First Union" means First Union National Bank of Virginia, a national banking association, and its successors.

     "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on the Saturday closest to June 30. For purposes of determining any fiscal quarter hereunder, (a) the first fiscal quarter of any Fiscal Year (the "Current Year") shall end thirteen (13) weeks after the end of the preceding Fiscal Year (the "Prior Year"), (b) the second fiscal quarter of the Current Year shall end twenty-six (26) weeks after the end of the Prior Year, (c) the third fiscal quarter of the Current Year shall end thirty-nine (39) weeks after the end of the Prior Year, and (d) the fourth fiscal quarter of the Current Year shall end on the last day of the Current Year.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guarantors" means, collectively, Wampler Foods, Inc. (which was formerly known as Wampler-Longacre, Inc.) and Cassco Ice and Cold Storage, Inc., both of which are Virginia corporations, and any other Subsidiary of the Borrower which (a) shall have become a Guarantor pursuant to Section 14.8 or (b) delivers to the Agent a document which provides that such Subsidiary (i) is a Guarantor hereunder and (ii) thereby assumes all obligations of the Guarantors hereunder.

     "Guaranty" means the guaranty by the Guarantors provided for in Article XIV.



M#368727                         7

     "Hazardous Materials" means any substances or materials (a) defined as hazardous substances in the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended, 42 USC Section 9601, et seq. or in regulations issued thereunder, (b) defined as hazardous wastes in the Resource Conservation and Recovery Act of 1976, as amended, 42 USC Section 6901, et seq. or in regulations issued thereunder, (c) defined as toxic substances in the Toxic Substances Control Act, 15 USC
Section 2601, et seq., or in regulations issued thereunder, or
(d) animal wastes.

     "Interest Period" shall have the meaning assigned thereto in
Section 4.1(b).

     "Issuing Lender" means First Union, in its capacity as issuer of any Letter of Credit, or any successor thereto.

     "L/C Commitment" means Twenty Million Dollars ($20,000,000).

     "L/C Facility" means the letter of credit facility established pursuant to Article III hereof.

     "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

     "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

     "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

     "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment
Percentage of the Loans.

     "Letters of Credit" shall have the meaning assigned thereto in Section 3.1(a).

     "LIBOR" means the rate for deposits in Dollars for a period equal to the Interest Period selected which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two
(2) Business Days prior to the commencement of the applicable Interest Period. If, for any reason, such rate is not available, then "LIBOR" shall mean the rate per annum at which, as determined by the Agent, Dollars in the amount of $3,000,000 are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the

M#368727                         8
applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

     "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

     LIBOR Rate =            LIBOR
                    1.00-Eurodollar Reserve Percentage

     "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, other than an asset which the Borrower holds as the lessee under a lease which is not a Capital Lease.

     "Loan" means any Revolving Loan, and all Revolving Loans collectively as the context requires.

     "Loan Documents" means, collectively, this Agreement, the Notes, the Applications, any Derivative Agreement executed by any Lender and each other document, instrument and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended or modified from time to time.

     "Material Adverse Effect" means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of any such Person or the ability of any such Person to perform its obligations under the Loan Documents or Material Contracts, in each case to which it is a party.

     "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount per annum in excess of 10% of Tangible Net Worth, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.



M#368727                         9

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA
Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

     "1995 Agreement" means the Credit Agreement dated as of March 1, 1995, among the Borrower, the Guarantors, the Lenders and the Agent, as the same shall have been modified or amended by an Amendment to Credit Agreement dated as of July 1, 1995 and a Modification Agreement dated as of June 1, 1996.

     "Notes" means the separate Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A hereto, evidencing the Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Note" means any of such Notes.

     "Notice of Borrowing" shall have the meaning assigned thereto in Section 2.2(a).

     "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

     "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest (including interest accruing after the filing of any bankruptcy or similar petition) on the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Borrower to any Lender or the Agent under any Derivative Agreement and (d) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents.

     "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

     "Other Taxes" shall have the meaning assigned thereto in
Section 4.10(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title
IV of ERISA or Section 412 of the Code and which (a) is

M#368727                         10
maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or other entity.

     "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

     "Register" shall have the meaning assigned thereto in
Section 13.10(d).

     "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

     "Repurchase Obligation" means the Borrower's existing obligations to repurchase certain shares of its capital stock at a price not exceeding $8,875,000 upon the occurrence of certain conditions, which obligations relate to the acquisition by the Borrower of certain assets of another corporation in 1994.

     "Required Lenders" means, at any date, any combination of holders of at least sixty-five percent (65%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Commitment Percentages aggregate at least sixty-five percent (65%).

     "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

     "Revolving Loan" means any Loan made to the Borrower pursuant to Section 2.1, and all such Loans collectively as the context requires.

     "Revolving Loan Termination Date" means the earlier of (a) the last Business Day of the month in which occurs the third anniversary of the Closing Date, or such later date as may be agreed to in writing by the Borrower, the Lenders and the Agent, or (b) the date of the reduction of the Aggregate Commitment to zero by the Borrower pursuant to Section 2.5(a).

M#368727                         11

     "Security" means any funds, agreements, property, rights or interests of any nature whatsoever, guaranties of and any subordination and/or standby agreements related to the Obligations which have been or hereafter are mortgaged, pledged, assigned, transferred, executed or delivered, directly or indirectly, to the Agent or any Lender as security for or guaranty of the payment or performance of any Obligation.

     "Security Documents" means the collective reference to each agreement or writing, if any, pursuant to which the Borrower or any Subsidiary thereof pledges or grants a security interest in any property or assets securing the Obligations or any such Person guaranties the payment and/or performance of the Obligations.

     "Solvent" means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

     "Subordinated Debt" means any Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations.

     "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

     "Tangible Net Worth" means the Consolidated net worth of the Borrower and its Subsidiaries determined (a) without taking into account goodwill, trademarks, trade names, copyrights, franchise rights and other assets of a similar nature (with the exception of loan closing or similar costs required to be capitalized) and
(b) by treating the Repurchase Obligation as a liability.



M#368727                         12

     "Taxes" shall have the meaning assigned thereto in Section
4.10(a).

     "Termination Date" means the earlier of the dates referred to in Section 2.6.

     "Termination Event" means: (a) a "Reportable Event" described in Section 4043 of ERISA; or (b) the withdrawal of the Borrower or any ERISA Affiliate from a defined benefit Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or (c) the termination of a defined benefit Pension Plan, the filing of a notice of intent to terminate a defined benefit Pension Plan or the treatment of a defined benefit Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (g) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA; or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

     "Total Debt" means, with respect to the Borrower and its Subsidiaries at any date of determination and without duplication, all Debt of the Borrower and its Subsidiaries on a Consolidated basis. Total Debt shall not include any Debt under a Derivative Agreement.

     "Uniform Customs" means the Uniform Customs and Practice for
Documentary Credits (1993 Revision), International Chamber of
Commerce Publication No. 500.

     "UCC" means the Uniform Commercial Code as in effect in the Commonwealth of Virginia.

     "United States" means the United States of America.

     "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned
Subsidiaries.



M#368727                         13

     SECTION 1.2 General. All terms of an accounting nature not specifically defined herein shall have the meaning assigned thereto by GAAP. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or
Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

     SECTION 1.3    Other Definitions and Provisions.

     (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b)  Miscellaneous.  The words "hereof", "herein" and
"hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


                            ARTICLE II

                         CREDIT FACILITY

     SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Loans to the Borrower from time to time from the Closing Date through the Revolving Loan Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided that (a) the aggregate principal amount of all outstanding Revolving Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the L/C Obligations and (b) the principal amount of outstanding Revolving Loans from any Lender to the Borrower shall not at any time exceed such Lender's Commitment. Each Revolving Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Revolving Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Revolving Loan Termination Date.

     SECTION 2.2    Procedure for Advances of Revolving Loans.

     (a)  Requests for Borrowing.  In order to obtain a Revolving
Loan, the Borrower shall give the Agent irrevocable prior written

M#368727                         14
notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan, and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (i) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof, and (ii) with respect to LIBOR Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether the Revolving Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Agent shall promptly notify the Lenders of each Notice of Borrowing.

     (b) Disbursement of Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date for a Revolving Loan, each Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, such Lender's Commitment Percentage of the Revolving Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting such proceeds to such deposit account of the Borrower maintained with the Agent, or by wire transfer to such other account, as may be specified in the most recent Account Designation Direction delivered by the Borrower to the Agent. Subject to Section 4.6 hereof, the Agent shall not be obligated to disburse the proceeds of any Revolving Loan requested pursuant to this Section 2.2 until each Lender shall have made available to the Agent its Commitment Percentage of such Revolving Loan.

     SECTION 2.3    Repayment of Loans.

     (a) Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of all Revolving Loans in full, together with all accrued but unpaid interest thereon, on the Termination Date.

     (b) Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Revolving Loans exceeds the Aggregate Commitment less the L/C Obligations, the Borrower shall repay immediately upon notice from the Agent, by payment to the Agent for the account of the Lenders, the Revolving Loans in an amount equal to such excess. Each such repayment shall be accompanied by accrued interest on the amount repaid and any amount required to be paid pursuant to Section 4.8 hereof.


M#368727                         15

     (c) Optional Repayments. The Borrower may at any time and from time to time repay the Revolving Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Agent with respect to LIBOR Rate Loans and contemporaneous irrevocable notice with respect to Base Rate Loans, specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each and the amount of the repayment allocable to each LIBOR Rate Loan being repaid. Upon receipt of such notice, which shall be in the form attached hereto as Exhibit G, the Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $250,000 in excess thereof with respect to Base Rate Loans, and $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to any LIBOR Rate Loan.

     (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

     SECTION 2.4 Notes. Each Lender's Loans and the obligation of the Borrower to repay such Loans shall be evidenced by a Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by such Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in
Section 4.1.

     SECTION 2.5    Permanent Reduction of the Aggregate
Revolving Commitment.

     (a) The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Aggregate Commitment in an aggregate principal amount not less than $3,000,000 or any whole multiple of $3,000,000 in excess thereof.

     (b)  Each permanent reduction permitted pursuant to this
Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Extensions of Credit of the Lenders after such reduction to the Aggregate

M#368727                         16

Commitment as so reduced and by payment of accrued interest on the amount of such repaid principal. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations and furnishing of cash collateral satisfactory to the Agent for all L/C Obligations. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

     SECTION 2.6    Termination of Credit Facility.  The Credit
Facility shall terminate on the earlier of (i) the Revolving Loan
Termination Date and (ii) the date of termination, whether automatically or by the Agent on behalf of the Lenders, pursuant to Section 11.2(a).

     SECTION 2.7 Use of Proceeds. The Borrower shall use the proceeds of the Loans (a) to finance the acquisition of Capital Assets and interests in Subsidiaries, (b) to repurchase shares of the Borrower's capital stock and/or (c) for working capital and general corporate requirements of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions provided for herein and the payment of Debt. The Borrower shall, on the Closing Date, pay all amounts owed to the Lenders under the 1995 Agreement and the Notes (as defined in the 1995 Agreement) with such proceeds or other funds available to the Borrower, except as otherwise provided in Section 3.8. The Borrower shall not be required to pay any Lender any amount pursuant to Section 4.8 of the 1995 Agreement by reason of the payment or prepayment of a LIBOR Rate Loan (as defined in the 1995 Agreement) on a date other than the last day of an Interest Period (as defined in the 1995 Agreement) so long as such payment or prepayment is made under the preceding sentence.


                           ARTICLE III

                    LETTER OF CREDIT FACILITY

     SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby and commercial letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Loan Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C

M#368727                         17

Obligations would exceed the L/C Commitment or (ii) the Available Commitment of any Lender would be less than zero. Each Letter of Credit shall (A) be denominated in Dollars in a minimum amount of $1,000,000, (B) be a standby or commercial letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (C) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the Revolving Loan Termination Date and (D) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the Commonwealth of Virginia. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

     SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender an application therefor, in the form attached hereto as Exhibit H, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit and furnish to each Lender a copy of such Letter of Credit and the amount of each Lender's participation therein, all promptly following the issuance of such Letter of Credit.

     SECTION 3.3    Commissions and Other Charges.

     (a) The Borrower shall pay to the Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to a rate per annum, as specified below, on the face amount of such Letter of Credit. Such commission shall be payable quarterly in arrears on the last Business Day of each calendar


M#368727                         18
quarter.  Such rate shall be the Applicable Margin for LIBOR Rate
Loans as in effect from time to time.

     (b) In addition to the foregoing commission, the Borrower shall pay the Issuing Lender (i) an issuance fee of 1/8 of one percent (0.125%) per annum on the face amount of each Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter, and (ii) such customary ancillary fees as the Issuing Lender might charge with respect to each Letter of Credit, including cable fees and amendment fees.

     (c) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C
Participants all commissions received by the Agent pursuant to subsection (a) in accordance with their respective Commitment
Percentages.

     SECTION 3.4    L/C Participation.

     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date; provided that such L/C Participant shall not be required to make such payment earlier than four (4) hours after its receipt of such notification. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily

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




average Federal Funds Rate as determined by the Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to or at 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

     SECTION 3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 3.5, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, subject to the satisfaction or waiver of the conditions precedent specified in
Article V, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing

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




Lender for the amount of the related drawing and costs and expenses.

     SECTION 3.6 Obligations Absolute. The Borrower's obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     SECTION 3.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

     SECTION 3.8 Existing Letters of Credit. If, on the Closing Date, there shall be any letters of credit outstanding under the 1995 Agreement, such letters of credit shall, as of the Closing Date, be deemed to be Letters of Credit hereunder, subject to the limitations and other provisions set forth herein, and shall no longer be subject to the terms of the 1995 Agreement. Any commission payable with respect to any such

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




letter of credit under the 1995 Agreement for the period ending on the Closing Date shall be payable on the Closing Date, notwithstanding any contrary provision in the 1995 Agreement, and no commission shall be payable under Section 3.3(a) with respect to such period.


                            ARTICLE IV

                     GENERAL LOAN PROVISIONS

     SECTION 4.1    Interest.

     (a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrower, the aggregate principal balance of the Notes or any portion thereof shall bear interest at the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth below. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/ Continuation is given pursuant to Section 4.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan", and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan". Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

     (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in
Section 4.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), or three (3) months with respect to each LIBOR Rate Loan; provided that:

          (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

          (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;



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




          (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

          (iv) no Interest Period shall extend beyond the Revolving Loan Termination Date;

          (v)   there shall be no more than six (6) Interest
Periods outstanding at any time; and

          (vi)  for any LIBOR Rate Loan made on or within five
Business Days after the Closing Date, the Interest Period may be a period of (A) not less than 15 days or more than 40 days or (B) one, two or three months.

     (c)  Applicable Margin.

          (i) The Applicable Margin provided for in Section 4.1(a) with respect to the Loans (the "Applicable Margin") shall be determined by reference to the Debt Ratio as of the end of the fiscal quarter to which the Officer's Compliance Certificate most recently delivered relates, in accordance with the following table:

Debt                                Applicable Margin
Ratio                    Base Rate Loans          LIBOR Rate
Loans

Less than 0.45:1              0%                  0.75%

Greater than or equal
 to 0.45:1 but less
 than 0.5:1                   0.25%               1.125%

Greater than or equal
 to 0.5:1 but less
 than 0.55:1                  0.5%                1.5%

Greater than or equal
 to 0.55:1                    0.75%               2.0%

          (ii) Adjustments, if any, in the Applicable Margin shall be made by the Agent on the fifth Business Day after receipt by the Agent of quarterly financial statements pursuant to Section 7.1(a) and the accompanying Officer's Compliance Certificate setting forth the Debt Ratio as of the end of the applicable fiscal quarter. In the event the Borrower fails to deliver any such financial statements and Officer's Compliance Certificate by the date required in Section 7.1(a), then, from

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




such date and until the fifth Business Day after delivery to the Agent of such financial statements and Officer's Compliance Certificate, the Applicable Margin shall be the Applicable Margin which would have applied had the Debt Ratio been greater than or equal to 0.55:1.

          (iii) The Applicable Margin as of the Closing Date and until the next adjustment is made pursuant to paragraph (ii) above shall be the Applicable Margin which would have applied had the Debt Ratio been greater than or equal to 0.55:1.

     (d) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2.0%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2.0%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing on the last Business Day of the calendar quarter in which the Closing Date occurs. Interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto. All interest, fees and commissions provided hereunder shall be computed (i) in the case of a LIBOR Rate Loan, on the basis of a 360-day year and the actual number of days elapsed, and (ii) in the case of a Base Rate Loan, on the basis of a 365/366-day year and the actual number of days elapsed.

     (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent's option promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or shall apply such

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




excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

     SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of its outstanding Base Rate Loans in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans, or (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans, or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit C (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (i) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan resulting from a conversion or to be continued, the last day of the Interest Period therefor, (ii) the effective date of such conversion or continuation (which shall be a Business Day), and (iii) the principal amount of such Loans to be converted or continued. The Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

     SECTION 4.3    Facility, Commitment and Agency Fees.

     (a) Facility Fee. Commencing on the Closing Date, the Borrower shall pay to the Agent, for the account of the Lenders, a non-refundable facility fee at a rate per annum equal to the average daily Facility Fee Rate (as defined in Section 4.3(d)), as in effect during the applicable calendar quarter (or portion thereof ending on the Revolving Loan Termination Date) referred to in the following sentence, on the average daily amount of the Aggregate Commitment. The facility fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on the last Business Day of the calendar quarter in which the Closing Date occurs, and on the Revolving Loan Termination Date. Such facility fee shall be distributed by the Agent to the Lenders pro rata in accordance with the Lenders' respective Commitment Percentages.

     (b) Commitment Fee. On the Closing Date, the Borrower shall pay to the Agent, and the Agent shall distribute pro rata to the

M#368727                         25

Lenders in accordance with their respective Commitment Percentages, a commitment fee in an amount equal to the greater of (i) 0.25% of the original Aggregate Commitment or (ii) the aggregate fees charged to the Borrower by its other senior lenders in connection with the execution and delivery of this Agreement or revisions to the Borrower's agreements with such other senior lenders made contemporaneously, or essentially contemporaneously, with the execution and delivery of this Agreement.

     (c) Agent's and Other Fees. In order to compensate the Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Agent pertaining to this Agreement.

     (d)  Facility Fee Rate.

          (i) The Facility Fee Rate to be used in calculating the facility fee provided for in Section 4.3(a) (the "Facility Fee Rate") shall be determined by reference to the Debt Ratio as of the end of the fiscal quarter to which the Officer's Compliance Certificate most recently delivered relates, in accordance with the following table:

Debt Ratio                    Facility Fee Rate

Less than 0.45:1                   0.25%

Greater than or equal
 to 0.45:1 but less
 than 0.5:1                        0.375%

Greater than or equal
 to 0.5:1                          0.5%

          (ii) Adjustments, if any, in the Facility Fee Rate shall be made by the Agent on the fifth Business Day after receipt by the Agent of quarterly financial statements pursuant to Section 7.1(a) and the accompanying Officer's Compliance Certificate setting forth the Debt Ratio as of the end of the applicable fiscal quarter. In the event the Borrower fails to deliver any such financial statements and Officer's Compliance Certificate by the date required in Section 7.1(a), then, from such date and until the fifth Business Day after delivery to the Agent of such financial statements and Officer's Compliance Certificate, the Facility Fee Rate shall be the Facility Fee Rate which would have applied had the Debt Ratio been greater than or equal to 0.5:1.



M#368727                         26

          (iii) The Facility Fee Rate as of the Closing Date and until the next adjustment is made pursuant to paragraph (ii) above shall be the Facility Fee Rate which would have applied had the Debt Ratio been greater than or equal to 0.5:1.

     SECTION 4.4 Manner of Payment. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Agent for the account of the Lenders pro rata in accordance with their respective Commitment Percentages (except as otherwise explicitly provided herein with respect to fees) at the Agent's Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall credit each Lender's account with its pro rata share of such payment in accordance with such Lender's Commitment Percentage (except as otherwise explicitly provided herein with respect to fees) and shall wire advice of the amount of such credit to each Lender. Each payment to the Agent of the Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Subject to Section 4.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

     SECTION 4.5 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to
Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Agent's and Issuing Lender's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes, the Reimbursement Obligation and any termination payments due in respect of a Derivative Agreement with any Lender (pro rata in accordance with all such amounts

M#368727                         27

due), then to the principal amount of the Notes and Reimbursement
Obligation and then to the cash collateral account described in
Section 11.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

     SECTION 4.6 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date with respect to a Revolving Loan that such Lender will not make available to the Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Section 2.2(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of (a) the amount of such Lender's Commitment Percentage of such borrowing, times (b) the daily average Federal Funds Rate during such period as determined by the Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make its Commitment Percentage of any Revolving Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Revolving Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Revolving Loan available on the borrowing date.

     SECTION 4.7    Changed Circumstances.

     (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Agent or any Lender (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars, in the applicable amounts are not being quoted via Telerate Page 3750 or offered to

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




the Agent or such Lender for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

     (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

     (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

          (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders

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




(or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

                and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. The Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.7(c); provided that the Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 4.8 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder

M#368727                         30
in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.
The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 4.9 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

     SECTION 4.10   Taxes.

     (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as

M#368727                         31

"Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.10) such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.10(d)

     (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

     (c) Indemnity. The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.10) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

     (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying

M#368727                         32
in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

     (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.10 shall survive the payment in full of the Obligations and the termination of the Commitments.


                            ARTICLE V

           CLOSING; CONDITIONS OF CLOSING AND BORROWING

     SECTION 5.1 Closing. The closing shall take place at the offices of Woods, Rogers & Hazlegrove, P.L.C. in Roanoke,
Virginia at 10:00 a.m. on February 6, 1997, or on such other date as the parties hereto shall mutually agree.

     SECTION 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

     (a) Executed Loan Documents. This Agreement and the Notes shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Agent.

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




     (b)  Closing Certificates; etc.

          (i) Officers's Certificate of the Borrower. The Agent shall have received a certificate from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

          (ii) Certificate of Secretary of the Borrower. The Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying that attached thereto is a true and complete copy of the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of the Borrower as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party.

          (iii) Certificates of Good Standing. The Agent shall have received long form certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization and each other jurisdiction where the Borrower is qualified to do business.

          (iv) Opinions of Counsel. The Agent shall have received favorable opinions of counsel to the Borrower addressed to the Agent and the Lenders with respect to the Borrower, the Loan Documents and such other matters as the Lenders shall request.

          (v) Tax Forms. The Agent shall have received copies of the United States Internal Revenue Service forms required by
Section 4.10(e) hereof.






M#368727                         34

     (c)  Consents; No Adverse Change.

          (i) Governmental and Third Party Approvals. All necessary material approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

          (ii) Permits and Licenses. All material permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by the Borrower and its Subsidiaries shall have been obtained.

          (iii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

          (iv) No Material Adverse Change. There shall not have occurred any material adverse change in the business, condition (financial or otherwise), operations, or properties of the Borrower or any of its Subsidiaries, or any event, condition or state of facts that will or could be reasonably expected to have a Material Adverse Effect, since December 28, 1996.

          (v)   No Event of Default. No Default or Event of
Default shall have occurred and be continuing.

     (d)  Financial Matters.

          (i) Financial Statements. The Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance satisfactory to the Agent.

          (ii) Financial Condition Certificate. The Borrower shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate in all respects by the chief executive officer or chief financial officer of the Borrower, that the Borrower and each of its Subsidiaries are each Solvent.

          (iii) Payment at Closing; Fee Letters. There shall have been paid by the Borrower to the Agent and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and

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




unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Agent shall have received duly authorized and executed copies of the fee letter agreement referred to in Section 4.3(c).

     (e)  Miscellaneous.

          (i) Notice of Borrowing. The Agent shall have received written instructions from the Borrower to the Agent directing the payment of any proceeds of Loans made under this Agreement that are to be paid on the Closing Date.

          (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lenders may reasonably request in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

          (iii) Due Diligence and Other Documents. The Borrower shall have delivered to the Agent such other documents, certificates and opinions as the Agent reasonably requests, including without limitation copies of each document evidencing or governing the Subordinated Debt, certified by a secretary or assistant secretary of the Borrower as a true and correct copy thereof.

     SECTION 5.3    Conditions to All Loans and Letters of
Credit. The obligations of the Lenders to make, continue or convert any Loan or issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

          (i)   Continuation of Representations and Warranties.
The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date.

          (ii) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (A) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (B) on the issue date with respect to such Letter of Credit or after giving effect to such Letters of Credit on such date.


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




                            ARTICLE VI

          REPRESENTATIONS AND WARRANTIES OF THE BORROWER

     SECTION 6.1 Representations and Warranties. To induce the Agent to enter into this Agreement and the Lenders to make the Loans or issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Agent and Lenders that:

     (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction (other than a jurisdiction in which the failure to so qualify would not have a Material Adverse Effect) in which the character of its properties or the nature of its business requires such qualification and authorization. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business are described on Schedule 6.1(a).

     (b)  Ownership. Each Subsidiary of the Borrower is listed on
Schedule 6.1(b). The capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each are described on
Schedule 6.1(b). There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b). Each of the Guarantors is a Wholly-Owned Subsidiary of the Borrower.

     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except

M#368727                         37
as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

     (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all material Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding; and (ii) is in compliance in all material respects with each Governmental Approval applicable to it and in compliance in all material respects with all other Applicable Laws relating to it or any of its respective properties.

     (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed (other than returns the failure of which to be filed would not result in a Material Adverse Effect), and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than taxes, assessments, charges and levies the failure of which to be paid would not result in a Material Adverse Effect). No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of

M#368727                         38
federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

     (g) Copyright Matters. The Borrower and its Subsidiaries have recorded or deposited with and paid to the United States Copyright Offices, and the Register of Copyrights all notices, statements of account, royalty fees and other documents and instruments required under the United States Copyright Act, and neither the Borrower nor any Subsidiary thereof is liable to any Person for copyright infringement under the United States Copyright Act as a result of its business operations.

     (h) Franchises, Licenses, Patents and Trademarks. Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights.

     (i)  Environmental Matters.

          (i)   The properties of the Borrower and its
Subsidiaries, to their knowledge, do not contain and have not previously contained, any Hazardous Materials (other than animal waste) in amounts or concentrations which (A) constitute or constituted a material violation of, or (B) could give rise to material liability under, applicable Environmental Laws;

          (ii) To the knowledge of the Borrower and its Subsidiaries, (A) such properties and all operations conducted in connection therewith are in compliance in all material respects, and have been in compliance in all material respects, with all applicable Environmental Laws, and (B) there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair in a material amount the fair saleable value of any property which would have a material saleable value in the absence of such contamination;

          (iii) Neither the Borrower nor any Subsidiary thereof has received any notice of any material violation, alleged material violation, material noncompliance, material liability or potential material liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Subsidiary thereof have knowledge or

M#368727                         39
reason to believe that any such notice will be received or is being threatened;

          (iv) To the knowledge of the Borrower and its Subsidiaries, (A) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, and (B) no Hazardous Materials have been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws;

          (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith which, if decided adversely to the Borrower or a Subsidiary, might have a material adverse effect upon the Borrower or a Subsidiary, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations which involve a material liability of the Borrower or any Subsidiary; and

          (vi) To the Borrower's knowledge, there has been no release, or the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to material liability under Environmental Laws.

     (j)  ERISA.

          (i) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans which are defined benefit plans or welfare plans providing post-retirement medical benefits, other than those identified on Schedule 6.1(j);

          (ii) the Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under
Section 501(a) of the Code. No liability has been incurred by the

M#368727                         40

Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

          (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under
Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

          (iv)  Neither the Borrower nor any ERISA Affiliate has:
(A) engaged in a nonexempt prohibited transaction described in
Section 406 of the ERISA or Section 4975 of the Code; (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (C) failed to make a required contribution or payment to a Multiemployer Plan; or (D) failed to make a required installment or other required payment under
Section 412 of the Code;

          (v)   No Termination Event has occurred or is
reasonably expected to occur; and

          (vi)  No proceeding, claim, lawsuit and/or
investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

     (k) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

     (l)  Government Regulation.  Neither the Borrower nor any
Subsidiary thereof is an "investment company" or a company

M#368727                         41

"controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended), and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

     (m) Material Contracts. Each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.

     (n) Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place and is not party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

     (o) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

     (p) Financial Statements. The (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of June 29, 1996 and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the first fiscal quarter of the current Fiscal Year and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Agent and each Lender, fairly present the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.


M#368727                         42

     (q) No Material Adverse Change. Since December 28, 1996 there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, including, but not limited to, any material adverse change resulting from any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance).

     (r) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

     (s) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to
Section 6.1(p), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

     (t) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.3. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section
10.3 hereof or signed with respect to leases other than Capital
Leases.

     (u) Debt and Contingent Obligations. The Borrower and its Subsidiaries have performed and are in compliance in all material respects with all of the terms of their Debt and Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default which has not been waived, or event or condition which with notice or lapse of time or both would constitute such a default or event of default, on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Contingent Obligation.

     (v) Litigation. Except as set forth on Schedule 6.1(v), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary

M#368727                         43
thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority in which a decision adverse to the Borrower or such Subsidiary can reasonably be expected to have a Material Adverse Effect.

     (w) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default which has not been waived, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default, which has not been waived, by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

     (x) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the credit worthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

     SECTION 6.2 Survival of Representations and Warranties Etc. All representations and warranties set forth in this
Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.



M#368727                         44

                           ARTICLE VII

                FINANCIAL INFORMATION AND NOTICES

     Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section
13.11 hereof, the Borrower will furnish or cause to be furnished to the Agent at the Agent's Office (with copies for each Lender) and the Agent at its address set forth in Section 13.1 hereof, or such other office as may be designated by the Agent from time to time:

     SECTION 7.1    Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after the end of each fiscal quarter, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter, an unaudited Consolidated statement of income for the fiscal quarter then ended and that portion of the Fiscal Year then ended and an unaudited Consolidated statement of cash flows for that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

     (b) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and certified by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or

M#368727                         45
with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

     (c) SEC Filings. Within three (3) Business Days after their filing with the Securities and Exchange Commission (the "SEC"), copies of the Borrower's 10-K and 10-Q and any other periodic financial statements which the Borrower or any of its Subsidiaries is required to file with the SEC.

     (d) Financial Projections. Within thirty (30) days after each such request, such financial projections for the Borrower and its Subsidiaries as the Agent may from time to time reasonably request.

     SECTION 7.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1
(a) or (b) and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit D attached hereto (an "Officer's Compliance Certificate"):

     (a) stating that such officer has reviewed such financial statements and such statements fairly present the financial condition of the Borrower as of the dates indicated and the results of its operations and cash flows for the periods indicated;

     (b) stating that to such officer's knowledge, based on a reasonable examination sufficient to enable him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default; and

     (c) setting forth as at the end of such fiscal quarter or Fiscal Year, as the case may be, the calculations required to establish whether or not the Borrower and its Subsidiaries were in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period and, in the case of a fiscal quarter, required to determine the Debt Ratio as of the end of such fiscal quarter.

     SECTION 7.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Agent for the benefit of the Lenders:

     (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not

M#368727                         46
the case, specifying such Default or Event of Default and its nature and period of existence; and

     (b) including the calculations certified by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period.

     SECTION 7.4    Other Reports.

     (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, excluding any management report and any management responses thereto (which shall nevertheless be made available as provided in Section 8.11); and

     (b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request, including, without limitation, consolidating financial statements and summary product sales information as provided on company-prepared fact sheet.

     SECTION 7.5    Notice of Litigation and Other Matters.
Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses in which a decision adverse to the Borrower or such Subsidiary can reasonably be expected to have a Material Adverse Effect;

     (b) any notice of any violation (including, without limitation, a violation of Environmental Laws) received by the Borrower or any Subsidiary thereof from any Governmental
Authority which violation could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof, which strike or work action, if continued, can reasonably be expected to have a Material
Adverse Effect;




M#368727                         47

     (d)  any attachment, judgment, lien, levy or order exceeding
$3,000,000 that may be assessed against the Borrower or any Subsidiary thereof;

     (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound, and any corrective action which the Borrower or any of its Subsidiaries has taken or proposes to take with respect thereto;

     (f) (i) the establishment of any new Employee Benefit Plan which is a defined benefit plan or a welfare plan providing post-retirement benefits, the commencement of contributions to any such plan to which the Borrower or any ERISA Affiliate was not previously contributing or any increase in the benefits of any such existing Employee Benefit Plan which would increase the projected liability of the Borrower and/or one or more ERISA Affiliates by $1,000,000 or more; (ii) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by the Borrower or any ERISA Affiliate with respect to such request; (iii) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date; (iv) any Termination Event or "prohibited transaction", as such term is defined in Section 406 of ERISA or
Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder which can reasonably be expected to have a Material Adverse Effect, along with a description of the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (v) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code if the failure of such Employee Benefit Plan to be qualified can reasonably be expected to have a Material Adverse Effect (along with a copy thereof); (vi) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (vii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (viii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to
Section 4202 of ERISA; and (ix) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any

M#368727                         48

Pension Plan under a distress termination within the meaning of
Section 4041(c) of ERISA; and

     (g) any event which makes any of the representations set forth in Section 6.1 inaccurate in any material respect.

     SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Agent or any Lender (other than financial forecasts) whether pursuant to this
Article VII or any other provision of this Agreement, or any of the Security Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.


                           ARTICLE VIII

                      AFFIRMATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will, and will cause each of its Subsidiaries to:

     SECTION 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect; provided that the requirement to maintain its separate corporate existence shall apply only to the Borrower and the Guarantors.

     SECTION 8.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     SECTION 8.3    Insurance.  Maintain insurance, with
financially sound and reputable insurance companies which have ratings from A. M. Best & Co. of A or higher or are otherwise

M#368727                         49
acceptable to the Agent, against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver to the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, but the Borrower shall not be required to deliver such a list within six (6) months after it shall have delivered another such list unless there shall have been a material change in the information contained in such other list. The foregoing requirement that an insurance company have a particular rating shall not apply to any insurance company which only provides insurance which, under the terms of this section, the Borrower and its subsidiaries are not required to carry.

     SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

     SECTION 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided that the Borrower or such Subsidiary may contest any item described in this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all material Governmental Approvals, in each case applicable to the conduct of its business.

     SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply in all material respects with, and ensure such compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly

M#368727                         50
comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws; and (c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Benefit Plan; (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan; (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or tax under the Code; (d) furnish to the Agent upon the Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent; and (e) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.

     SECTION 8.9 Compliance With Agreements. Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     SECTION 8.10   Conduct of Business.  Engage only in
businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

     SECTION 8.11   Visits and Inspections.  Permit
representatives of the Agent or any Lender, from time to time, after reasonable notice, to visit and inspect its properties;
inspect, audit and make extracts from its books, records and

M#368727                         51
files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

     SECTION 8.12 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

     SECTION 8.13 Meeting with Lenders. Participate in a meeting at least once annually, within five (5) months after the end of each Fiscal Year, with all Lenders wishing to participate therein at a date, time and location satisfactory to all such Lenders and fully disclose in such meeting the material future business plans of the Borrower and its Subsidiaries.


                            ARTICLE IX

                       FINANCIAL COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

     SECTION 9.1 Fixed Charge Coverage Ratio. Permit their Fixed Charge Coverage Ratio to be lower than (a) 1.00 to 1.00 as of the last day of any fiscal quarter ending on September 27, 1997 (or such earlier fiscal quarter as the Borrower may specify in a writing delivered to the Agent no later than the last day of such earlier fiscal quarter) or thereafter and before June 1999 or (b) 1.25 to 1.00 as of the last day of any fiscal quarter ending during or after June 1999. For purposes of this section, the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries shall mean (i) their net income for the period referred to in the following sentence, determined without taking into account their interest, taxes and extraordinary items for such period, divided by (ii) the amount of their interest expense for such period. Such period shall be the period of eight consecutive fiscal quarters which ends on such last day; provided that such period shall not include any fiscal quarter ending before the first day as of which the Borrower is required to satisfy the requirement set forth in the first sentence of this Section.


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




     SECTION 9.2 Minimum Tangible Net Worth. Permit Tangible Net Worth, on the last day of any fiscal quarter, to be less than
(a) $130,000,000, if such fiscal quarter occurs during the current Fiscal Year or is the first or second fiscal quarter of the Fiscal Year ending in 1998, or (b) if such fiscal quarter occurs after the second fiscal quarter of the Fiscal Year ending in 1998, the sum of (i) $130,000,000 and (ii) 50% of the
cumulative Consolidated net after-tax income of the Borrower and its Subsidiaries for all fiscal quarters after the second fiscal quarter of the Fiscal Year ending in 1998. For purposes of this Section, if the Consolidated net income of the Borrower and its Subsidiaries for any fiscal quarter shall be less than zero, such Consolidated net income shall be deemed to be zero.

     SECTION 9.3 Maximum Debt to Capitalization Ratio. Permit the ratio of their Total Debt to their Total Capitalization to be greater than (a) 0.60 to 1.00 on the last day of any fiscal quarter through and including the third fiscal quarter of the Fiscal Year ending in 1998, (b) 0.55 to 1.00 on the last day of any of next four fiscal quarters, or (c) 0.50 on the last day of any fiscal quarter thereafter. For purposes of this Section, (i) their Total Capitalization shall mean the sum of their shareholders' equity (determined by treating the Repurchase Obligation as a part of shareholders' equity) and their Total Debt, and (ii) Total Debt shall not be deemed to include any Subordinated Debt.

     SECTION 9.4 Current Ratio. Permit the ratio of their current assets to their current liabilities to be less than 1.00 to 1.00 at any time prior to the first day as of which the Borrower is required to satisfy the requirement set forth in the first sentence of Section 9.1. For purposes of this Section, their current liabilities shall be deemed to include the aggregate principal balance of the Revolving Loans to the extent such balance exceeds $20,000,000.


                            ARTICLE X

                        NEGATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower has not and will not, and will not permit any of its Subsidiaries to:

     SECTION 10.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

     (a)  The Obligations;


M#368727                         53

     (b)  Subordinated Debt;

     (c) Debt existing on the Closing Date and the renewal and refinancing (but not the increase) thereof;

     (d)  Purchase money Debt (including Capital Leases) of the
Borrower and its Subsidiaries in an aggregate amount not to exceed 8% of Tangible Net Worth on any date of determination;

     (e)  Debt consisting of Contingent Obligations permitted by
Section 10.2;

     (f) Other Debt to First Union in a principal amount not exceeding $11,000,000; and

     (g) Any Debt of a Subsidiary not described in any other subsection of this Section (i) which was existing on the date it became a Subsidiary or (ii) which was Debt of an entity not a Subsidiary and became Debt of a Subsidiary on the date of, and by reason of, the merger of such entity into a Subsidiary; provided the debt described in (i) or (ii) shall no longer be permitted to exist later than six (6) months after such date.


     SECTION 10.2   Limitations on Contingent Obligations.
Create, incur, assume or suffer to exist any Contingent
Obligations except:

     (a) Contingent Obligations in favor of the Agent for the benefit of the Agent and the Lenders;

     (b)  Contingent Obligations existing on the Closing Date;
and

     (c) Other Contingent Obligations in an aggregate amount not to exceed 2% of Tangible Net Worth.

     SECTION 10.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of capital stock), real or personal, whether now owned or hereafter acquired, except:

     (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

     (b) The claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials,

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supplies or rentals incurred in the ordinary course of business,
(i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

     (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations (not to exceed $10,000,000);

     (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

     (e) Liens of the Agent for the benefit of the Agent and the Lenders;

     (f) Any Lien existing on the Closing Date which (A) secures the payment of Debt in an amount not exceeding $500,000 or (B) is described on Schedule 10.3(f);

     (g) Liens securing Debt permitted under Section 10.1(d); provided that (i) such Liens shall be created no later than twelve (12) months after the acquisition of the related Capital Asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed eighty percent (80%) of the original purchase price of such property at the time it was acquired; and

     (h) Liens on personal property held in a margin account by the counterparty with respect to a Derivative Agreement relating to commodities or natural resources, so long as (i) such Derivative Agreement was entered into in the ordinary course of business solely for the purpose of mitigating risk and (ii) the aggregate fair market value of all personal property held in all such margin accounts does not at any time exceed 10% of Tangible Net Worth.

     SECTION 10.4 Limitations on Acquisitions. Acquire any significant part of the assets of any Person which is not a Subsidiary or acquire sufficient capital stock or other ownership interest in any Person to cause such Person to become a Subsidiary unless (a) the cost of such acquisition (including the value of any capital stock of, or other ownership interest in, the Borrower or any of its Subsidiaries which is transferred as part of the consideration for such acquisition) does not exceed

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5% of Tangible Net Worth, or (b) the Borrower shall furnish to the Agent, not later than the earlier of the date of such acquisition or the date the Borrower or a Subsidiary of the Borrower gives public notice that the Borrower and/or one or more of its Subsidiaries proposes to make such acquisition, (i) a notice of such acquisition or proposed acquisition, including a general description of the ownership interest or assets acquired or to be acquired and, in the case of an acquisition of an ownership interest, such Person, and (ii) pro forma financial statements showing the covenants set forth in Article IX would have been met if such acquisition had occurred prior to the date or period to which such financial statements pertain.

     SECTION 10.5   Limitations on Mergers and Liquidation.
Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

     (a) The restrictions set forth in this Section shall not apply to any Subsidiary other than a Guarantor; and

     (b)  The Borrower or any Guarantor may merge with any other
Person if the Borrower or a Guarantor is the surviving entity and such merger would not cause a Default to occur.

     SECTION 10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale leaseback or similar transaction), whether now owned or hereafter acquired except:

     (a) the sale of inventory in the ordinary course of business;

     (b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

     (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

     (d) any other disposition during any Fiscal Year of assets having an aggregate fair market value which does not exceed 5% of Tangible Net Worth as of the last day of the preceding Fiscal
Year.

     SECTION 10.7 Transactions with Affiliates. Directly or indirectly: (a) make any material loan or advance to, or purchase or assume any note or other obligation in a material amount to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of

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any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person not its Affiliate.

     SECTION 10.8   Certain Accounting Changes.  Change its
Fiscal Year end, or make any change in its accounting treatment and reporting practices except as permitted by GAAP.

     SECTION 10.9 Compliance with ERISA. (a) Permit the occurrence of any Termination Event which would result in a liability to the Borrower or any ERISA Affiliate in excess of $5,000,000; (b) permit the present value of all benefit liabilities under all Pension Plans (determined under the actuarial assumptions used for Code and ERISA funding purposes) to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by more than $5,000,000;
(c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; (d) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in a liability in excess of $5,000,000; (e) engage, or permit the Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $5,000,000 is imposed; (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits (other than an Employee Benefit Plan which provides such benefits solely for a select group of present or former management employees) or establish or amend any Employee Benefit Plan which establishment or amendment could reasonably be expected to result in liability to the Borrower or any ERISA Affiliate or increase the obligation of the Borrower or any ERISA Affiliate to a Multiemployer Plan which liability or increase, individually or together with all similar liabilities and increases, is material to the Borrower or any ERISA Affiliate; or (g) fail, or permit the Borrower or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

     SECTION 10.10 More Restrictive Agreements. (a) Enter into any agreement evidencing Debt which is permitted to be incurred


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solely by reason of subsection (c) or (f) of Section 10.1 in a principal amount exceeding $1,000,000 (or any amendment thereto) which contains any provisions more restrictive than the provisions of Articles VIII, IX, X and XI hereof (the "Applicable Covenants") , unless, at least thirty (30) days prior to the execution and delivery of such agreement (or amendment) , the Borrower notifies the Agent thereof and, if the Agent shall so request in a writing to the Borrower (after a determination has been made by the Required Lenders that such agreement, or amendment, contains any provisions which, individually or in the aggregate, are more restrictive than the Applicable Covenants), the Borrower, the Guarantors, the Agent and the Lenders shall promptly amend this Agreement to incorporate into this Agreement so many of such provisions as the Agent or the Required Lenders may specify.

     (b) Continue to be obligated with respect to any Debt existing on the Closing Date in a principal amount exceeding $1,000,000 if the agreement evidencing such Debt contains any provisions more restrictive than the Applicable Covenants, unless the Borrower either (i) causes such agreement to be amended, within sixty (60) days after the Closing Date, in such manner that such agreement will no longer contain provisions more restrictive than the Applicable Covenants, or (ii) no later than fifteen (15) days after the Closing Date, notifies the Agent of the more restrictive provisions and, if the Agent shall so request in a writing to the Borrower (after a determination has been made by the Required Lenders that such agreement contains any provisions which, individually or in the aggregate, are more restrictive than the Applicable Covenants), the Borrower, the Guarantors, the Agent and the Lenders shall promptly amend this Agreement to incorporate into this Agreement so many of such provisions as the Agent or the Required Lenders may specify.

     SECTION 10.11 Transfers to Subsidiaries. Transfer any assets now or hereafter owned by the Borrower or any Guarantor to any Subsidiary which is not a Guarantor. The restriction set forth in the preceding sentence shall not apply to any such transfers during the term hereof of assets which have an aggregate fair market value not exceeding 2% of Tangible Net Worth.


                            ARTICLE XI

                       DEFAULT AND REMEDIES

     SECTION 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order


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of any court or any order, rule or regulation of any Governmental
Authority or otherwise:

     (a)  Default in Payment of Principal of Loans and
Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement
Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

     (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for five (5) Business Days.

     (c) Misrepresentation. Any representation or warranty made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made.

     (d)  Default in Performance of Certain Covenants.  The
Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.5(e) or Articles IX or X of this Agreement.

     (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Agent.

     (f) Derivative Agreement. Any termination payment shall be due by the Borrower under any Derivative Agreement and such amount is not paid within five (5) Business Days of the due date thereof.

     (g) Debt Cross-Default. The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which is in excess of $3,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which is in excess of $3,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall

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occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

     (h) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

     (i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking
(i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

     (j) Failure of Agreements. Any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or a Subsidiary party thereto or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.



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     (k)  Judgment. A judgment or order for the payment of money which exceeds $2,500,000 in amount shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty (30) days.

     (l) Attachment. A warrant or writ of attachment or execution or similar process shall be issued against any property of the Borrower or any of its Subsidiaries which exceeds
$2,500,000 in value and such warrant or process shall continue undischarged or unstayed for a period of thirty (30) days.

     (m) Change in Control. (a) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than the current board of directors of the Borrower, shall obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the common stock and fifty percent (50%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower (a "Change in Control").

     SECTION 11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower:

     (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable.

     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of

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Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

     (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

     SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.


                           ARTICLE XII

                            THE AGENT

     SECTION 12.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as Agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes First Union as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary

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elsewhere in this Agreement or such other Loan Documents, the
Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.

     SECTION 12.2 Delegation of Duties. The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

     SECTION 12.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or
(b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of; this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

     SECTION 12.4 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with

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Section 13.10 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     SECTION 12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     SECTION 12.6 Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit worthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit

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analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and credit worthiness of the Borrower and its Subsidiaries.
Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or credit worthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

     SECTION 12.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section
12.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

     SECTION 12.8 The Agent in Its Individual Capacity. The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not an Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.


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     SECTION 12.9   Resignation of the Agent; Successor Agent.
Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Agent's giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this
Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


                           ARTICLE XIII

                          MISCELLANEOUS

     SECTION 13.1   Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.






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If to the Borrower:      WLR Foods, Inc.
                         800 Co-op Drive
                         Timberville, Virginia  22853
                         Attention: Chief Financial Officer
                         Telephone No.: (540) 896-7001
                         Telecopy No.:  (540) 896-0498

                         Or, if sent by mail:

                         WLR Foods, Inc.
                         P.O. Box 7000
                         Broadway, Virginia  22815
                         Attention:  Chief Financial Officer

If to First Union as Lender:
                         First Union National Bank of
                          Virginia
                         201 South Jefferson Street
                         Roanoke, Virginia 24011
                         Attention: Commercial Banking
                         Telephone No.: (540) 563-7769
                         Telecopy No.: (540) 561-5262

If to Corestates Bank, N.A.
as Lender:               Corestates Bank, N.A.
                         FC 1-8-3-8
                         1345 Chestnut Street
                         Philadelphia, Pennsylvania  19102
                         Attention: John D. Brady
                         Telephone No.: (215) 786-2160
                         Telecopy No.: (215) 973-6745

If to Harris Trust and
Savings Bank as Lender:  Harris Trust and Savings Bank
                         111 West Monroe
                         Chicago, Illinois  60690
                         Attention:  Agribusiness Division
                         Telephone No.:  (312) 461-3795
                         Telecopy No.:  (312) 765-8095

If to Crestar Bank as
Lender:                  Crestar Bank
                         510 South Jefferson Street
                         Roanoke, Virginia  24011
                         Attention:  Martha D. Shifflett
                         Telephone No.:  (540) 982-3362
                         Telecopy No.:  (540) 982-3386






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




If to the Agent:         First Union National Bank of Virginia
                         c/o First Union National Bank of North
                              Carolina
                         One First Union Center, TW-10
                         301 South College Street
                         Charlotte, North Carolina  28288
                         Attention:  Syndication Agency Services
                         Telephone No.:  (704) 383-0281
                         Telecopy No.:  (704) 383-0288

     SECTION 13.2 Expenses. The Borrower will pay all out-of-pocket expenses of the Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including all out-of-pocket syndication and due diligence expenses, appraiser's fees, search fees, title insurance premiums, recording fees, taxes and reasonable fees and disbursements of counsel for the Agent; (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any of the other Loan Documents including reasonable fees and disbursements of counsel for the Agent, search fees, appraiser's fees, recording fees and taxes imposed in connection therewith; and
(iii) administering and enforcing their respective rights under the Credit Facility, including consulting with one or more persons, including appraisers, accountants, engineers and attorneys, concerning or related to the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any of the other Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons.

     SECTION 13.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, excluding government securities required by Applicable Law to be held as security for worker's compensation and similar claims) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by

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Section 11.2 and although such Obligations shall be contingent or unmatured.

     SECTION 13.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to the conflicts or choice of law principles thereof.

     SECTION 13.5 Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Harrisonburg, Virginia and Roanoke, Virginia in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section
13.5 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 13.6   Waiver of Punitive Damages; Waiver of Jury
Trial.

     (a) The parties hereto agree that a party shall not have a remedy of punitive or exemplary damages against any other party in any dispute, claim or controversy arising out of, connected with or relating to any Loan Document (a "Dispute") and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

     (b)  ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR
RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE (AS
DEFINED ABOVE).

     SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law,

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state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

     SECTION 13.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     SECTION 13.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower, the Agent and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     SECTION 13.10  Successors and Assigns; Participations.

     (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender. Nothing set forth in any guaranty, including the Guaranty, shall impair, as between the Borrower, the Agent and the Lenders, the obligations of the Borrower hereunder and under the other Loan Documents.

     (b) Assignment by Lenders. Each Lender may, with the consent of the Agent and the Borrower, which consents shall not be unreasonably withheld, assign to one or more Eligible
Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation,

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all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:

          (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement with respect to the Credit
Facility;

          (ii)  if less than all of the assigning Lender's
Commitment is to be assigned, the Commitment so assigned shall not be less than $10,000,000;

          (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit E attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

          (iv) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

          (v) the assigning Lender shall pay to the Agent an assignment fee of $2,500 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

     (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

     (d) Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each person whose

M#368727                         71
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name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit E:

          (i)   accept such Assignment and Acceptance;

          (ii) record the information contained therein in the Register;

          (iii) give prompt notice thereof to the Lenders and the Borrower; and

          (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

     (f) Participation. Each Lender may, with the consent of the Agent and the Borrower, which consents shall not be unreasonably withheld, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Extensions of Credit and the Notes held by it); provided that:

          (i) each such participation shall be in an amount not less than $5,000,000;

          (ii)  such Lender's obligations under this Agreement
(including, without limitation, its Commitment) shall remain unchanged;

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          (iii) such Lender shall remain solely responsible to
the other parties hereto for the performance of such obligations;

          (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

          (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

          (vi) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment of such participant, reduce the amount of any fees to which such participant is entitled or extend any scheduled payment date for principal; and

          (vii) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange
Commission or apply to qualify the Loans or the Notes under the blue sky law of any state.

     (g) Disclosure of Information; Confidentiality. The Agent and the Lenders shall hold all non-public information obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender (which in the case of an agreement with only such Lender, the Borrower shall be recognized as a third party beneficiary thereof) to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

     (h) Certain Pledges or Assignments. Nothing herein, or in any other document regarding the transaction herein, shall prohibit any Lender from pledging or assigning any Note, including collateral therefor, to any Federal Reserve Bank in accordance with Applicable Law.

     SECTION 13.11  Amendments, Waivers and Consents; Renewal.
Except as set forth below, any term, covenant, agreement or

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condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall (a) change the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (including without limitation pursuant to Section 2.6), (b) change the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation, (c) decrease the rate of interest payable on any Loan or Reimbursement Obligation, (d) change the amount or time of payment of any fees payable by the Borrower hereunder, (e) amend the provisions of this Section 13.11 or the definition of Required Lenders or (f) release Wampler Foods, Inc. as a Guarantor, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of
Article XII shall be made without the written consent of the Agent.

     SECTION 13.12  Performance of Duties.  The Borrower's
obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

     SECTION 13.13 Indemnification. The Borrower agrees to reimburse the Agent and the Lenders for all reasonable costs and expenses, including all counsel, appraisal, or other expert or consultant fees and disbursements incurred, and to indemnify and hold the Agent and the Lenders harmless from and against all losses suffered by the Agent and the Lenders in connection with
(i) the exercise by the Agent or the Lenders of any right or remedy granted to them under this Agreement or any of the other Loan Documents, (ii) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the other Loan Documents, and (iii) the collection or enforcement of the Obligations or any of them; provided that the Borrower shall not be obligated to reimburse the Agent or any Lender for costs and expenses, or indemnify the Agent or any Lender for any loss, resulting from the negligence or willful misconduct of the Agent or any Lender.

     SECTION 13.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.


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     SECTION 13.15  Survival of Indemnities.  Notwithstanding any
termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

     SECTION 13.16  Titles and Captions.  Titles and captions of
Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 13.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 13.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 13.19 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

     SECTION 13.20 Adjustments. If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Extensions of Credit, or interest thereon, or if any Lender shall at any time receive any collateral in respect to its Extensions of Credit (whether voluntarily or involuntarily, by setoff or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Extensions of Credit, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders based upon the Lenders' Commitment Percentages; provided that if all or any portion of such excess

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payment or benefits is thereafter recovered from such Benefitted
Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.


                           ARTICLE XIV

                             GUARANTY

     SECTION 14.1 Guaranty of Obligations. The Guarantors hereby jointly and severally guarantee to the Agent, for the benefit of the Lenders, the prompt payment, when due, of all Obligations and agree that upon default by the Borrower in the payment when due of any Obligation, the Guarantors will promptly pay the same. The guaranty obligation of the Guarantors contained in this section shall be a continuing, absolute and unconditional guaranty. The foregoing is a guaranty of payment, and not of collection.

     SECTION 14.2 Waivers. (a) The Guarantors hereby waive notice of the creation, incurrence or extension of any Obligations now existing or hereafter arising.

     (b) The Guarantors hereby waive protest, all demands and all notices including, but not limited to, any notices in connection with, related to or associated with, whether by law or agreement, (i) the failure (whether partial or otherwise) by the Borrower or by any other person to timely, properly or otherwise pay or perform any Obligation or (ii) the creation, preservation, perfection or enforcement or lack thereof, or any failure by any person in respect thereof, regarding any Security.

     SECTION 14.3 Forbearance and Modifications. The Guarantors hereby agree that, without further notice or consent, the same hereby being waived, and without affecting the Guarantors' liabilities hereunder, the Agent or any Lender may at any time, in the exercise of its sole discretion, take or refrain from taking any lawful action, including without limitation changing any terms of all or any part of any Obligations, granting any extensions, modifications or renewals of any Obligations, effecting any releases, compromises or settlements or making any other indulgences with respect to any Obligations, entering into any agreement concerning the use of any or all of the Security or changing the terms of any agreement concerning any or all of the Security, consenting to the substitution, exchange or release of all or any part of the Security or any person liable to the Agent or any Lender with respect thereto,

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realizing upon all or any part of the Security in any lawful manner, or forbearing from realizing upon all or any part of the Security.

     SECTION 14.4 Continuing Liability. (a) The Guarantors shall not be released from any obligations or liability, and shall not have any rights or recourse against the Agent or any Lender, for any reason relating to (i) any default with respect to any Security existing when the Security is accepted by the Agent or any Lender or at any time thereafter, (ii) any failure to convey, create or perfect a valid Lien in any Security, (iii) any invalidity or defect in any Security, (iv) the existence of any equities, defenses or claims in favor of others with respect to any Security, (v) failure to correctly estimate the value of any Security or the change in value of any Security, (vi) any deterioration, waste or loss to any Security, and/or (vii) any rights and consents granted, waivers made or other actions taken or not taken by the Agent or any Lender hereunder. THE GUARANTORS HEREBY WAIVE ALL SURETYSHIP AND OTHER SIMILAR DEFENSES, INCLUDING BUT NOT LIMITED TO THE RIGHT TO REQUIRE THE AGENT OR ANY LENDER TO PROCEED TO ENFORCE THE OBLIGATIONS AGAINST ANY PERSON BEFORE OR CONTEMPORANEOUSLY WITH THE ENFORCEMENT OF THIS GUARANTY.

     (b) The Guarantors' obligations and liabilities under the Guaranty shall not be in any way affected or terminated if any other person liable, primarily or secondarily, directly or indirectly, for all or any part of any Obligations shall cease to exist, dissolve, wind up its business, suspend business, make any assignment for the benefit of creditors generally, become insolvent or admit in writing its insolvency, generally not pay its debts as they become due, or become a debtor in a bankruptcy case or if a receiver, trustee or custodian is appointed for such other person's property or is authorized to take charge of any of its property to enforce a Lien against it or for purposes of general administration for the benefit of its creditors, or if such other person should petition or apply to any tribunal for any receiver for or any trustee of it or its estate or for relief under any bankruptcy, arrangement, reorganization, readjustment of debt, receivership, dissolution or liquidation proceedings or under any law relating to the relief of debtors, or have any such action commenced against it, with or without its consent.

     SECTION 14.5 Subrogation. The Guarantors shall not assert any right of subrogation with respect to the Obligations or any Security until all Obligations shall have been paid in full. No subrogation of the Guarantors shall require the Agent or any Lender to proceed against any person or entity or to resort to any Security or to take any other action of any kind as a result of subrogation.



M#368727                         77

     SECTION 14.6 Subordination. The Guarantors hereby (a) subordinate to the Obligations any present and future debts, obligations or liabilities, whether contingent or otherwise, of the Borrower to any Guarantor, alone or with any other person,
(b) subordinate any Liens, whether now existing or hereafter arising, securing payment of such debts, obligations or liabilities, and (c) agree that no Guarantor shall ask for, demand, sue for, take or receive any part of such debts, obligations and liabilities while payment of any of the Obligations is in default. If any payment is made to any Guarantor on account of such debts, obligations or liabilities in violation of the terms hereof, such Guarantor shall forthwith pay all such amounts to the Agent to be credited and applied, in the order provided in Section 4.5, to the Obligations then outstanding, whether matured or unmatured, contingent or otherwise.

     SECTION 14.7   Further Guaranties.   Any subsequent guaranty
to or for the benefit of the Agent or any Lender by any person, including any Guarantor, shall not supersede or terminate the Guaranty, but shall be an additional guaranty unless otherwise stated therein. If any Guarantor has given a previous guaranty to the Agent or any Lender, the Guaranty shall be in addition to such previous guaranty.

     SECTION 14.8 Additional Guarantors. If at any time a Subsidiary owns more than 10% of the total assets, determined on a Consolidated basis, of the Borrower and its Subsidiaries, the Borrower shall cause such Subsidiary to execute and deliver to the Agent a document which provides that such Subsidiary (a) is a Guarantor hereunder and (b) thereby assumes all obligations of the Guarantors hereunder. On and after the date of such delivery, such Subsidiary shall be a Guarantor.




















M#368727                         78

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]              WLR FOODS, INC.

                              By:__/s/ Robert T. Ritter__________
                                   Name:___Robert T. Ritter______
                                   Title:_Treasurer______________



                              WAMPLER FOODS, INC.

                              By:___/s/ Robert T. Ritter_________
                                   Name:___Robert T. Ritter______
                                   Title:__Treasurer_____________



                              CASSCO ICE & COLD STORAGE, INC.

                              By:_/s/ Daniel R. Detamore-Hunsberger
                                   Name:_Daniel R. Detamore-Hunsberger
                                   Title:_Assistant Treasurer____



                              FIRST UNION NATIONAL BANK OF
                              VIRGINIA, as Agent and Lender

                              By: _/s/ Stewart H. Marley_________
                                   Name: _Stewart H. Marley______
                                   Title: Senior Vice President__

                              Commitment Percentage: 35%
                              Commitment: $56,000,000


                              CORESTATES BANK, N.A.

                              By: _/s/ John D. Brady_____________
                                   Name: _John D. Brady__________
                                   Title: _Assistant Vice President

                              Commitment Percentage: 35%
                              Commitment: $56,000,000






M#368727

                              HARRIS TRUST AND SAVINGS BANK

                              By: _/s/ Carl A. Blackham__________
                                   Name: _Carl A. Blackham_______
                                   Title: _Vice President________

                              Commitment Percentage: 20%
                              Commitment: $32,000,000



                              CRESTAR BANK

                              By: /s/_Martha D. Shifflett_______
                                   Name: _Martha D. Shifflett____
                                   Title: _Sr. Vice President____

                              Commitment Percentage: 10%
                              Commitment: $16,000,000


































M#368727

                            EXHIBIT A
                                to
          Credit Agreement dated as of January 1, 1997,
                           by and among
                         WLR Foods, Inc.,
                       Wampler Foods, Inc.,
                 Cassco Ice & Cold Storage, Inc.,
                    the Lenders party thereto,
                               and
              First Union National Bank of Virginia,
                             as Agent

                         PROMISSORY NOTE


$______                                           January 1, 1997

     FOR VALUE RECEIVED, the undersigned, WLR Foods, Inc., a corporation organized under the laws of Virginia (the "Borrower"), hereby promises to pay to the order of ______________________________ (the "Bank"), at the times, at the place and in the manner provided in the Credit Agreement hereinafter referred to, the principal sum of up to _____________ Dollars ($_________), or, if less, the aggregate unpaid principal amount of all Loans disbursed by the Bank under the Credit Agreement referred to below, together with interest at the rates as in effect from time to time with respect to each portion of the principal amount hereof, determined and payable as provided in Article IV of the Credit Agreement.

     This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement dated as of January 1, 1997 as amended or supplemented from time to time (the "Credit Agreement") by and among the Borrower, Wampler Foods, Inc., Cassco Ice & Cold Storage, Inc., the lenders (including the Bank) party thereto (the "Lenders") and First Union National Bank of Virginia, as Agent. The Credit Agreement contains, among other things, provisions for the time, place and manner of payment of this Note, the determination of the interest rate borne by and fees payable in respect of this Note, acceleration of the payment of this Note upon the happening of certain stated events and the mandatory repayment of this Note under certain circumstances.

     The Borrower agrees to pay on demand all costs of collection, including reasonable attorneys' fees, if any part of this Note, principal or interest, is collected after maturity with the aid of an attorney.

     Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.



M#368727                         1

     THIS NOTE IS MADE AND DELIVERED IN THE COMMONWEALTH OF
VIRGINIA AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED
BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

     The Debt evidenced by this Note is senior in right of payment to all Subordinated Debt referred to in the Credit
Agreement.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by a duly authorized officer as of the day and year first above written.

                              WLR FOODS, INC.

[CORPORATE SEAL)
                              By: _______________________________
                                   Name: ________________________
                                   Title: _______________________



M#368727                         2

                            EXHIBIT B
                                to
          Credit Agreement dated as of January 1, 1997,
                           by and among
                         WLR Foods, Inc.,
                       Wampler Foods, Inc.,
                 Cassco Ice & Cold Storage, Inc.,
                    the Lenders party thereto,
                               and
              First Union National Bank of Virginia,
                             as Agent


                       NOTICE OF BORROWING



First Union National Bank
 of Virginia
c/o First Union National Bank
 of North Carolina
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina  28288
Attn:  Syndication Agency Services

Ladies and Gentlemen:

     This irrevocable Notice of Borrowing is delivered to you under Section 2.2 (a) of the Credit Agreement dated as of January
1, 1997 (as amended or supplemented from time to time, the "Credit Agreement"), by and among WLR Foods, Inc. ("the
Borrower"), Wampler Foods, Inc., Cassco Ice & Cold Storage, Inc., the lenders party thereto (the "Lenders"), and First Union
National Bank of Virginia, as Agent.

     1. The Borrower hereby requests that the Lenders make a Loan in the aggregate principal amount of $___________ (the "Loan"). (For LIBOR Rate Loans complete with an amount equal to at least $3,000,000 and any integral multiple of $1,000,000 in excess thereof; and for Base Rate Loans complete with an amount equal to $1,000,000 and any integral multiple of $250,000 in excess thereof.)

     2. The Borrower hereby requests that the Loan be made on the following Business Day: _______________________. (Complete with a date on or after the date of this Notice for a Base Rate Loan and at least three (3) Business Days after the date of this Notice for a LIBOR Rate Loan.)




M#368727                         1

     3.   The Borrower hereby requests that the Loan bear
interest at the following interest rate, plus the Applicable
Margin, as set forth below:   (Complete.)


                                                  Termination
                                                  Date for
                                                  Interest
Principal                                         Period
Component of        Interest  Interest Period     (if
Loan                Rate      (if applicable)     applicable)
                    Base Rate      N/A                 N/A

                    LIBOR Rate

     4.   The principal amount of all Revolving Loans and L/C
Obligations outstanding as of the date hereof (including the requested Loan) does not exceed the Aggregate Commitment.

     5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

     6. No Default or Event of Default exists, and none will exist upon the making of the Loan requested herein.

     7. The representations and warranties of the Borrower under the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, both before and after giving effect to the Loan requested herein.

     8. The Agent is hereby authorized to disburse proceeds of each borrowing herewith or hereafter requested pursuant to
Section 2.2 of the Credit Agreement in the following manner:

     [By crediting such proceeds to Account Number __________ maintained with the Agent.]

     [By wire transferring such proceeds to the following account:
     Bank________________________________________________
     ABA Routing Number__________________________________
     Account Number ____________________________________.]

     9. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.






M#368727                         2

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing this ______ day of __________, _________.


                         WLR FOODS, INC.



                         By: ____________________________________
                              Name:______________________________
                              Title: ____________________________






M#368727                         3

                            EXHIBIT C
                                to
          Credit Agreement dated as of January 1, 1997,
                           by and among
                         WLR Foods, Inc.,
                       Wampler Foods, Inc.,
                 Cassco Ice & Cold Storage, Inc.,
                    the Lenders party thereto,
                               and
              First Union National Bank of Virginia,
                             as Agent


                NOTICE OF CONVERSION/CONTINUATION


First Union National Bank
 of Virginia
c/o First Union National Bank
 of North Carolina
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina  28288
Attn:  Syndication Agency Services
Ladies and Gentlemen:

     This irrevocable Notice of Conversion/Continuation (the "Notice") is delivered to you under Section 4.2 of the Credit Agreement dated as of January 1, 1997 (as amended or supplemented from time to time, the "Credit Agreement"), by and among WLR Foods, Inc. ("the Borrower"), Wampler Foods, Inc., Cassco Ice & Cold Storage, Inc., the lenders party thereto (the "Lenders"), and First Union National Bank of Virginia, as Agent.

     1. This Notice of Conversion/Continuation is submitted for the purpose of: (Delete inapplicable bracketed language and complete applicable information.)

     a.   [Converting] [continuing] a _______________ Loan [into]
          [as] a ____________ Loan.<F1>

     b. The aggregate outstanding principal balance of such Loan is $_______________.






[FN]

             <F1>Insert "Base Rate" or "LIBOR Rate", as applicable, in each blank.

M#368727                         1

     c. The last day of the current Interest Period for such Loan is ____________________.<F2>

     d.   The principal amount of such Loan to be [converted]
          [continued] is $___________________.<F3>

     e.   The requested effective date of the [conversion]
          [continuation] of such Loan is __________________.<F4>

     f. The requested Interest Period applicable to the [converted] [continued] Loan is _________________.<F5>

     2. No Default or Event of Default exists, and none will exist upon the conversion or continuation of the Loan requested herein.

     3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation this ______ day of ___________,
______.


                              WLR FOODS, INC.


                              By: _______________________________
                                   Name: ________________________
                                   Title: _______________________









[FN]
               <F2> Insert applicable date for any LIBOR Rate Loan being
          converted or continued.

               <F3> Complete with an amount in compliance with Section 4.2 of the Credit Agreement.

               <F4> Complete with a Business Day at least three (3) Business
          Days after the date of this Notice.

               <F5> Complete for any LIBOR Rate Loan with an Interest Period in compliance with Section 4.1(b) or Section 2.8 of the Credit
          Agreement.

M#368727                         2

                            EXHIBIT D
                                to
          Credit Agreement dated as of January 1, 1997,
                           by and among
                         WLR Foods, Inc.,
                       Wampler Foods, Inc.,
                 Cassco Ice & Cold Storage, Inc.,
                    the Lenders party thereto,
                               and
              First Union National Bank of Virginia,
                             as Agent


                 OFFICER'S COMPLIANCE CERTIFICATE


     The undersigned, on behalf of WLR Foods, Inc., a corporation organized under the laws of Virginia (the "Borrower"), hereby certifies to First Union National Bank of Virginia, as Agent
("First Union"), as follows:

     (i)  This Certificate is delivered to you pursuant to
Section 7.2 of the Credit Agreement dated as of January 1, 1997 (as amended or supplemented from time to time, the "Credit Agreement"), by and among the Borrower, Wampler Foods, Inc., Cassco Ice & Cold Storage, Inc., the lenders party thereto (the "Lenders"), and First Union. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

     (ii) I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ fiscal quarter[s] then ended and such statements fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of its operations and cash flows for the fiscal quarter[s] indicated.

     (iii) I have reviewed the terms of the Credit Agreement, the Note and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph (ii) above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, [if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, are taking and propose to take with respect thereto]].

M#368727                         1

     (iv) The Borrower and its Subsidiaries are in compliance with the covenants contained in Article IX of the Credit Agreement as shown on the attached Schedule 1 and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in Articles VIII and X of the Credit Agreement.

     (v) The Debt Ratio as of the last day of the fiscal quarter to which this Certificate relates was ___:1, as shown on the attached Schedule 1.

     WITNESS the following signatures as of the _____ day of ________________, ______.


                              By:_______________________________
                                   Name:________________________
                                   Title: ______________________



M#368727                         2

                            EXHIBIT E
                                to
          Credit Agreement dated as of January 1, 1997,
                           by and among
                         WLR Foods, Inc.,
                       Wampler Foods, Inc.,
                 Cassco Ice & Cold Storage, Inc.,
                    the Lenders party thereto,
                               and
              First Union National Bank of Virginia,
                             as Agent


                    ASSIGNMENT AND ACCEPTANCE

                        Dated ____________

     Reference is made to the Credit Agreement dated as of January 1, 1997 (as amended or supplemented from time to time, the "Credit Agreement"), by and among WLR Foods, Inc. ("the Borrower"), Wampler Foods, Inc., Cassco Ice & Cold Storage, Inc., the lenders party thereto (the "Lenders") , and First Union National Bank of Virginia, as Agent. Capitalized terms which are defined in the Credit Agreement and which are used herein without definition shall have the same meanings herein as in the Credit Agreement.

     _______________________________________ (the "Assignor") and
_____________________________________ (the "Assignee") agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), a ____% interest (the "Assigned Interest") in and to all of the Assignor's interests, rights and obligations under the Credit Agreement with respect to the Credit Facility. The Assignor thereby retains _____% of its interest therein with respect to the Credit Facility (the "Retained Interest"). This Assignment and Acceptance is entered pursuant to, and authorized by, Section
13.10 of the Credit Agreement.

     2. The Assignor (a) represents that, as of the date hereof, (i) its Commitment Percentage (without giving effect to assignments thereof which have not yet become effective) under the Credit Agreement, (ii) the outstanding balance of its Revolving Loans (unreduced by any assignments thereof which have not yet become effective) under the Credit Agreement, and (iii) the outstanding balance of its Commitment Percentage of the L/C Obligations (unreduced by any assignments thereof which have not yet become effective), are each set forth in Section 2 of
Schedule I hereto; (b) makes no representation or warranty and

M#368727                         1
assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under the Credit Agreement or any other Loan Document; and (d) attaches the Revolving Credit Note delivered to it under the Credit Agreement and requests that the Borrower exchange such Note for new Notes payable to each of the Assignor and the Assignee as follows:

     Note Payable to the Order of:      Principal Amount of Note:

     _____________________________           $______________


     _____________________________           $______________

     3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance;
(b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor or any other Lender or the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and (g) agrees that it will keep confidential all the information with respect to the Borrower furnished to it by the Borrower or the Assignor (other than information required or requested to be disclosed by it pursuant to regulatory requirements or legal process; information requested by and disclosed to its auditors, accountants and attorneys, provided that the Assignee shall use its best efforts

M#368727                         2
to have such Persons enter into a confidentiality agreement with respect to such information; and information generally available to the public or otherwise available to the Assignee on a nonconfidential basis).

     4. The effective date for this Assignment and Acceptance shall be as set forth in Section 1 of Schedule I hereto (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for consent thereby and by the Borrower and acceptance and recording in the Register.

     5. Upon such consents, acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under each such agreement, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

     6. Upon such consents, acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

     7.   THIS ASSIGNMENT AND ACCEPTANCE SHALL BE DEEMED TO BE A
CONTRACT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT
REGARD TO CONFLICT OF LAW PRINCIPLES.




















M#368727                         3

                              ASSIGNOR

                              ___________________________________

                              Commitment Percentage ________

                              By:________________________________
                              Title: ____________________________


                              ASSIGNEE

                              ___________________________________

                              Commitment Percentage ________

                              By:________________________________
                              Title: ____________________________

Acknowledged and Consented to:

WLR FOODS, INC.

By:________________________________
   Name:___________________________
   Title:__________________________


Consented to and Accepted:

FIRST UNION NATIONAL BANK OF
VIRGINIA, as Agent

By:________________________________
   Title:__________________________


















M#368727                         4

                            Schedule I
                                to
                    Assignment and Acceptance

1.   Effective Date                               _______________

2.   Assignor's Interest
     Prior to Assignment

     a.   Commitment Percentage
          of Assignor                             ______________%

     b.   Outstanding balance
          of Assignor's Revolving Loans           $______________

     c.   Outstanding balance of
          Assignor's Commitment
          Percentage of the L/C
          Obligations                             $______________

3.   a.   Assigned Interest
          (from Section 1)                        ______________%

4.   Assignee's Extensions of Credit
     After Effective Date

     a.   Outstanding balance of
          Assignee's Revolving Loans
          (line 2(b) times line 3(a))             $______________

     b.   Outstanding balance of Assignee's
          Commitment Percentage of L/C
          Obligations (line 2(c) times
          line 3(a))                              $______________

5.   Retained Interest of Assignor after
     Effective Date

     a.   Retained Interest
          (from Section 1)                        ______________%

     b.   Outstanding balance of Assignor's
          Revolving Loans (line 2(b) times
          line 5(a))                              $______________









M#368727                         5

     c.   Outstanding balance of Assignor's
          Commitment Percentage
          of L/C Obligations (line 2(c) times
          line 5(a))                              $______________

6.   Payment Amount                               $______________

7.   Payment Instructions

     a.   If payable to Assignor,
          to the account of Assignor to:

          First Union National Bank of
           Virginia, as Agent
          201 South Jefferson Street
          Roanoke, Virginia 24011
          Routing No.: ___________________
          Account No.: ___________________
          Attn: __________________________
          Reference: _____________________

     b.   If payable to Assignee, to the account
          of Assignee to:
          ______________________________________
          ______________________________________
          ______________________________________
          Routing No.: _________________________
          Account No.: _________________________
          Attn: ________________________________
          Reference: ___________________________























M#368727                         6

                            EXHIBIT F
                                to
          Credit Agreement dated as of January 1, 1997,
                           by and among
                         WLR Foods, Inc.,
                       Wampler Foods, Inc.,
                 Cassco Ice & Cold Storage, Inc.,
                    the Lenders party thereto,
                               and
              First Union National Bank of Virginia,
                             as Agent


                  ACCOUNT DESIGNATION DIRECTION



First Union National Bank
 of Virginia
c/o First Union National Bank
 of North Carolina
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina  28288
Attn:  Syndication Agency Services

Ladies and Gentlemen:

     This Account Designation Direction is delivered to you under
Section 2.2 (b) of the Credit Agreement dated as of January 1, 1997 (as amended or supplemented from time to time, the "Credit Agreement"), by and among WLR Foods, Inc., Wampler Foods, Inc., Cassco Ice & Cold Storage, Inc., the lenders party thereto, and First Union National Bank of Virginia, as Agent (the "Agent").

     1. The Agent is hereby authorized to disburse proceeds of each borrowing herewith or hereafter requested pursuant to
Section 2.2 of the Credit Agreement in the following manner:

     [By crediting such proceeds to Account Number __________ maintained with the Agent.]

     [By wire transferring such proceeds to the following account:
     Bank________________________________________________
     ABA Routing Number__________________________________
     Account Number ____________________________________.]






M#368727                         1

     IN WITNESS WHEREOF, the undersigned has executed this
Account Designation Direction this ______ day of __________,
_________.


                         WLR FOODS, INC.



                         By: ____________________________________
                              Name:______________________________
                              Title: ____________________________



M#368727                         2

                            EXHIBIT G
                                to
          Credit Agreement dated as of January 1, 1997,
                           by and among
                         WLR Foods, Inc.,
                       Wampler Foods, Inc.,
                 Cassco Ice & Cold Storage, Inc.,
                    the Lenders party thereto,
                               and
              First Union National Bank of Virginia,
                             as Agent


                         REPAYMENT NOTICE



First Union National Bank
 of Virginia
c/o First Union National Bank
 of North Carolina
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina  28288
Attn:  Syndication Agency Services

Ladies and Gentlemen:

     This Repayment Notice is delivered to you under Section 2.3(c) of the Credit Agreement dated as of January 1, 1997 (as amended or supplemented from time to time, the "Credit Agreement"), by and among WLR Foods, Inc. ("the Borrower"), Wampler Foods, Inc., Cassco Ice & Cold Storage, Inc., the lenders party thereto, and First Union National Bank of Virginia, as Agent (the "Agent").

     1. The Borrower hereby notifies the Agent that the Borrower will repay a Loan in a principal amount of $___________. (For LIBOR Rate Loans complete with an amount equal to at least $3,000,000 and any integral multiple of $1,000,000 in excess thereof; and for Base Rate Loans complete with an amount equal to $1,000,000 and any integral multiple of $250,000 in excess thereof.)

     2. The Borrower will repay such Loan on the following Business Day: _______________________. (Complete with a date on or after the date of this Notice for a Base Rate Loan and at least three (3) Business Days after the date of this Notice for a LIBOR Rate Loan.)




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     3.   Such Loan is a [Base Rate Loan] [LIBOR Rate Loan, and
the date specified above is the last day of the Interest Period applicable to such Loan].

     4. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Repayment Notice this ______ day of __________, _________.


                         WLR FOODS, INC.



                         By: ____________________________________
                              Name:______________________________
                              Title: ____________________________



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                            EXHIBIT H
                                to
          Credit Agreement dated as of January 1, 1997,
                           by and among
                         WLR Foods, Inc.,
                       Wampler Foods, Inc.,
                 Cassco Ice & Cold Storage, Inc.,
                    the Lenders party thereto,
                               and
              First Union National Bank of Virginia,
                             as Agent


                   LETTER OF CREDIT APPLICATION



First Union National Bank
 of Virginia
201 South Jefferson Street
Roanoke, Virginia, 24011
Attn:  Commercial Banking

Ladies and Gentlemen:

     This Letter of Credit Application is delivered to you under
Section 3.2 of the Credit Agreement dated as of January 1, 1997 (as amended or supplemented from time to time, the "Credit Agreement"), by and among WLR Foods, Inc. ("the Borrower"), Wampler Foods, Inc., Cassco Ice & Cold Storage, Inc., First Union National Bank of Virginia (the "Issuing Lender"), the other lenders party thereto, and First Union National Bank of Virginia, as Agent.

     1. The Borrower requests that the Issuing Lender issue a [commercial] [standby] Letter of Credit.

     2.   The date such Letter of Credit is to be issued is
_____________________________.

     3. The stated amount of such Letter of Credit shall be $_______________.

     4.   The beneficiary of such Letter of Credit shall be
___________________________________.

     5. The expiration date of such Letter of Credit shall be _____________, ______.

     6.   The principal amount of all Revolving Loans and L/C
Obligations outstanding as of the date hereof (including L/C
Obligations attributable to the requested Letter of Credit) does

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not exceed the Aggregate Commitment.  After giving effect to the issuance of such Letter of Credit, the L/C Obligations will not exceed the L/C. Commitment.

     7. All of the conditions applicable to the issuance of the Letter of Credit requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of issuance of such Letter of Credit.

     8. No Default or Event of Default exists, and none will exist upon the issuance of such Letter of Credit.

     9. The representations and warranties of the Borrower under the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, both before and after giving effect to the issuance of such Letter of Credit.

     10. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Letter of Credit Application this ______ day of __________, _________.


                         WLR FOODS, INC.



                         By: ____________________________________
                              Name:______________________________
                              Title: ____________________________

cc:  First Union National Bank
       of North Carolina
     One First Union Center, TW-10
     301 South College Street
     Charlotte, North Carolina  28288
     Attn:  Syndication Agency Services













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